Consent of Independent Registered Public Accounting Firm

Board of Directors
Heartland Bancshares, Inc.
Franklin, Indiana

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-114416) of Heartland Bancshares, Inc. of our report, dated March 2, 2005, appearing in this Annual Report on Form 10-KSB of Heartland Bancshares, Inc. for the year ended December 31, 2004.

/s/  Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Indianapolis, Indiana
March 29, 2005